Exhibit (10)(hh)
                                             Rider to 2/1/01 AA Letter Agreement
                                                 re Company Process Improvements

                                                                        ANDERSEN
RIDER #1 TO THE FEBRUARY 1, 2001
ARRANGEMENT LETTER                                      Arthur Andersen LLP
                                                        Suite 3800
                                                        100 North Tryon Street
December 5, 2001                                        Charlotte NC 28202-4000

Mr. Larry Singleton                                     Tel 704 332 0092
Chief Financial Officer
Safety-Kleen Corp.                                      www.andsersen.com
1301 Gervais Street
Columbia, South Carolina 20201

Dear Mr. Singleton:

This Rider #1, including any appendices, schedules, and/or attachments, documents the understanding between Arthur Andersen LLP ("Andersen") and Safety-Kleen ("Client") with respect to certain services to be provided by Andersen related to program management for the Client's finance Process Improvement Initiatives. In addition, Client has requested services to be provided by Andersen in conjunction with the execution of various process improvement projects included in the Process Improvement Initiatives and assistance, as needed, with implementation of the recommendations (collectively the "Services"). Andersen shall provide the Services pursuant to the provisions of this Rider #1 and the Arrangement Letter dated February 1, 2001, entered into by and between Andersen and Client, which is attached hereto and incorporated herein by this reference, which, together, describe our understanding with respect to the Services ("Agreement").


PROJECT SCOPE AND OBJECTIVES

The Client has undertaken a series of projects designed to address previously identified material internal control weaknesses and business process improvement opportunities ("Process Improvement Initiatives"). The objective of the Process Improvement Initiatives is to assess the Client's core finance processes and focus on "quick hit" (to be implemented within 3 months) improvement recommendations and intermediate solutions (to be implemented within 3 to 6 months) to allow the Client's material internal control weaknesses to be mitigated by May 31, 2002.

Mr. Larry Singleton
December 5, 2001
Page 2 of 10

The Process Improvement Initiatives, which have been identified and launched to date, address the following finance and support processes:

o        Order entry and billing
o        Collections and cash accounting
o        Accounts receivable accounting
o        Procurement-to-payment

o        Payroll and benefits accounting
o        Intercompany accounting
o        Inventory and equipment-at-customers
o        Account Analysis and close-the-books

Some of the above initiatives may be terminated and/or combined and other initiatives may be initiated as part of the overall project. The Client will ultimately be responsible for the approval of any changes.

The Client seeks to better manage the Process Improvement Initiatives by organizing and managing them as a collective "program". Andersen has been engaged to provide assistance in designing and administering a Program Management Office (PMO) through which the program will be managed and administered. In addition, Andersen will provide experienced resources to perform and administer the individual process improvement initiatives included in the overall program.

Andersen will work jointly with resources from Jefferson Wells International
(JWI), a third party consulting firm hired by the Client to perform outsourced internal audit services and to assist with the Process Improvement Initiatives. In executing their role as internal auditors, JWI will serve as a component of the Client's quality assurance function by evaluating the effectiveness of any internal control recommendations proposed during the Process Improvement Initiatives, which are ultimately selected and implemented by the Client.


ANDERSEN SERVICES AND RESPONSIBILITIES

Andersen has responsibility to recommend a design and provide appropriate staffing for the PMO for the Process Improvement Initiatives. The PMO will be responsible for the planning and administration of all the finance process improvement initiatives. The services the PMO will perform include program control for all initiatives, change management, and all required communications, including recurring project status reports, Steering Committee meetings and reports for the Client's senior management, Audit Committee and Board of Directors. The PMO will track the progress of all process improvement initiatives and work with the Client's senior management team and Steering Committee to address the

Mr. Larry Singleton
December 5, 2001
Page 3 of 10

timely resolution of issues, the resource allocations necessary to meet project timelines and to develop the necessary training and implementation plans to address material control weaknesses. However, while Andersen may assist in the implementation of resulting recommendations, Andersen will not determine which internal control recommendations will be implemented. The Client's management will make those decisions.

Additionally, Andersen has the responsibility to administer and provide resources to many of the process improvement initiatives. In that regard, Andersen will work jointly with resources from JWI in these process improvement initiatives. Individual process improvement teams will be staffed with an appropriate complement of skilled resources, considering Andersen and JWI resources along with dedicated resources committed by the Client. These teams will assess and document the current procedures in place at the Client, provide recommendations for improvement, develop implementation plans for those recommendations which are approved by the Client, and provide resources to assist in the implementation, as necessary and requested by the Client.


DELIVERABLES

The design and establishment of the PMO will result in the production of some deliverables including the following:

o PMO organization structure - including roles and responsibilities for Andersen, JWI and Client resources.
o Program Management repository - likely a Lotus Notes-based database for use by the PMO and all of the Process Improvement Initiative teams for communication of status, issues, deliverables, etc.

Other PMO deliverables will arise primarily from the day-to-day operation of the PMO. Examples of deliverables include:

o    Program status reports
o    Stakeholder assessment and related program communication strategy
o Steering committee program, senior management, Audit Committee and Board of Directors summary reports

Andersen shall retain all right, title and interest in and to: (i) the Deliverables, including but not limited to all patent, copyright, trademark and other intellectual property rights therein; and (ii) all methodologies, processes, techniques, ideas, concepts, trade secrets and know-how embodied in the Deliverables or that Andersen may develop or supply in connection with this Agreement (the "Andersen Knowledge"). Subject to the confidentiality restrictions contained below, Andersen may use the Deliverables and the Andersen Knowledge for any purpose.

Mr. Larry Singleton
December 5, 2001
Page 4 of 10

The deliverables arising from the individual process improvement initiatives will vary depending on the specific scope and duration of the individual process improvement initiatives. Examples of deliverables for individual process improvement initiatives will include:

o    Project work plans
o    Project status reports
o    Issues lists requiring Client management decisions
o    Recommendations  for improvements,  including:
       o   Quick Hit recommendations (implementable within 3 months)
       o   Intermediate solution recommendations (implementable in 3-6 months)
o    High-level implementation and training plans

ACCEPTANCE

All major deliverables will be reviewed and approved by Client senior management and the Program Steering Committee.


Client shall accept Deliverables which (i) conform to the requirements of this Rider #1 or (ii) where applicable, successfully complete the acceptance test plan described in this Rider #1. Client will promptly give Andersen notification of any non-conformance of the Deliverables with such requirements ("Non-conformance"), and Andersen shall have a reasonable period of time, based on the severity and complexity of the Non-conformance, to correct the Non-conformance. If Client uses the Deliverable before acceptance, fails to promptly notify Andersen of any Non-conformance, or unreasonably delays the beginning of acceptance testing, then the Deliverable shall be considered accepted by the Client.


Client Responsibilities and Project Assumptions

1.   Client Responsibilities

     In connection with Andersen's provision of the Services, Client will perform the tasks, furnish the personnel, provide the resources, or undertake the responsibilities specified below ("Client Responsibilities").

     o    Provide access to appropriate personnel throughout the project

     o Provide access to data required to support the successful completion of these process improvement initiatives

Mr. Larry Singleton
December 5, 2001
Page 5 of 10


     o Provide the appropriate information technology resources (people, hardware, software, Notes / network access, etc.) necessary to set up the PMO repository and to allow all process improvement initiative team members access to the repository

     o Provide Andersen with sufficient workspace (including work areas to enable entire process improvement initiative teams to work in the same place) and other resources to support our ability to competently work with the Client team

     o Designate a senior management sponsor who will make all management decisions with respect to this engagement.

     o Designate an "owner" for each team who will serve as the key contact point for the team in terms of content regarding the team's area of focus and who will also arrange for access to data, resources, and other assistance for their team.

     o Provide necessary personnel to serve as part of the various teams as needed and as directed by the Client's team owner and/or senior management sponsor.


     To the extent that the Services or Andersen's deliverables include the design or implementation of hardware or software systems, Client's management shall be responsible for making all management decisions, including but not limited to, decisions concerning systems to be evaluated and selected; the design of such systems; controls and system procedures to be implemented; scope and timetable of system implementation; and testing, training, and conversion plans. To the extent that Andersen's deliverables include surveys, analyses, reports, evaluations, recommendations or other management consulting services, Client's management shall be responsible for all implementation decisions and for any future action with respect to the matters addressed in the deliverables. In conjunction with Client acceptance, Client's management will evaluate the adequacy and results of the design and implementation of Andersen's deliverables.


     Notwithstanding the scope of Andersen's services or deliverables hereunder, Client acknowledges that it remains Client's responsibility to devise and maintain a system of internal accounting controls in compliance with
     Section 13(b)(2) of the U.S. Securities Exchange Act of 1934, which Section provides that such controls be sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary (a) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (b) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. In addition, Client represents and warrants to Andersen that Client's management will, upon execution, provide a copy of this Rider #1 to the Audit Committee. Client will determine the adequacy of its internal accounting controls and financial reporting systems without relying on

Mr. Larry Singleton
December 5, 2001
Page 6 of 10


     Andersen's services or deliverables as the primary basis for making such determination. Finally, Client acknowledges to Andersen that it is Client's responsibility to make such disclosures with respect to this engagement that are required by applicable laws and regulations.

     Client acknowledges that: (i) Andersen and Client may correspond or convey documentation via Internet e-mail unless Client expressly requests otherwise, (ii) neither party has control over the performance, reliability, availability, or security of Internet e-mail, and (iii) Andersen shall not be liable for any loss, damage, expense, harm or inconvenience resulting from the loss, delay, interception, corruption, or alteration of any Internet e-mail due to any reason beyond Andersen's reasonable control.

2.   Project Assumptions

     The Services, fees and delivery schedule for this engagement are based upon the following assumptions, representations or information supplied by Client ("Assumptions").

     o The quality of any analysis, documentation, or other work contributed by or produced by any of the non-Andersen parties contracted by Client to play a role in the PMO and/or Process Improvement Initiatives
          (e.g., JWI personnel, independent contractors, etc.) will meet the quality expectations of Andersen and the quality and timeliness required by the Client via their needs and timelines.

     o Information required for the completion of this work that is requested from, agreed to by the Client and prepared / supplied by the Client will meet the requirements of the project timelines and will be of a sufficient quality and reliability level as to not delay the project (for re-work, excessive validation, interpretation, etc.)

     o Data extracts needed from Client's systems will be supplied by Client or outside contractors (Andersen or others) will be allowed and enabled to supply it.

Andersen's delivery of the Services and the fees charged are dependent on (i) the Client's timely and effective completion of the Client Responsibilities,
(ii) the accuracy and completeness of the Project Assumptions, and (iii) timely decisions and approvals by Client's management. Client shall be responsible for any delays, additional costs, or other liabilities caused by or associated with any deficiencies in the Client Responsibilities and Project Assumptions.

Mr. Larry Singleton
December 5, 2001
Page 7 of 10


Project Approach and Staffing

1.   Project Approach

     Program Management Office - The key tasks performed by the PMO will include the following:

     o Develop a structure for all Process Improvements Initiatives, including project scope, approach, timeline, resources, budgets, etc.
     o Mobilize process improvement teams comprised of Client, Andersen, JWI, and other resources.
     o Develop stakeholder analyses and related change enablement strategies and plans (e.g., communication strategy, skills enhancement plans, organization analysis and design, etc.)
     o Review project deliverables and prepare summary program/project summary reports for senior management, the Steering Committee, Audit Committee and Board of Directors.
     o Ongoing review of status and progress of all process improvement initiatives focusing on timeline adherence, milestone achievements, issue resolution, budget tracking, and risk management and mitigation.

     Process Improvement Initiatives - The key tasks and typical approach employed by each Process Improvement team is as follows:

     o    Develop detailed  project plans for all assigned  process  improvement
          initiatives  and  related   sub-projects,   including  project  scope,
          approach, timeline, resources, budgets, etc.

     o Review existing processes and previously identified material control weaknesses and work with Client management to develop quick hit recommendations and intermediate solutions to mitigate material control weaknesses.

     o    Develop plans by which to implement recommendations.

     o Assist with implementation of recommendations selected by Client and as requested by Client.

     o    Prepare   recurring   project  status  reports  and  summarize  issues
          requiring Client management decisions.

     The project will begin immediately. We estimate that the project duration will be approximately six to nine months.

Mr. Larry Singleton
December 5, 2001
Page 5 of 10


2.   Staffing

     The leadership and advisory team for the PMO and Process Improvement Initiatives will be structured and Andersen resources assigned as shown in the charts separately provided to Client on December 5, 2001. Andersen Process Improvement Initiative management leads and supporting resources were determined based upon Client's initial prioritization of Process Improvement Initiatives.

     Andersen will assign other competent and appropriately experienced personnel to the PMO, advisory, and initiative teams as required by the project plans and as requested by the Client.

     Other PMO resources will be determined after assessing the overall scope of the Process Improvement Initiatives and the availability of appropriate Client, JWI, and other resources.


MUTUAL RESPONSIBILITIES

With respect to this Agreement and any information supplied in connection with this Agreement and designated by the disclosing party as confidential, the recipient agrees to: (i) protect the confidential information in a reasonable and appropriate manner or in accordance with applicable professional standards;
(ii) use confidential information only to perform its obligations under this Agreement; and (iii) reproduce confidential information only as required to perform its obligations under this Agreement. This section shall not apply to information which is (i) publicly known, (ii) already known to the recipient;
(iii) disclosed to a third party without restriction; (iv) independently developed; or (v) disclosed pursuant to legal requirement or order. Subject to the foregoing, Andersen may disclose Client's confidential information to its subcontractors and affiliates.

Neither party shall use the other party's name, trademarks, service marks, logos, trade names and/or branding without such party's prior written consent. Notwithstanding anything herein to the contrary, Andersen may reference or list Client's name and/or a general description of the Services/project. Client also agrees that upon reasonable prior notice from Andersen, Client will be willing to provide a reference for Andersen (e.g. in the form of analyst telephone calls, client telephone calls, presentations, and the like).

Mr. Larry Singleton
December 5, 2001
Page 9 of 10



FEES & Expenses

Andersen's fees for the scope of Services described in this Rider #1 will be based upon actual time and materials at the rates included in the February 1, 2001 Arrangement Letter issued by the Bankruptcy Court and are estimated to be in the range of $10 million to $15 million, plus actual out of pocket expenses. Client shall pay Andersen the professional fees and the related expenses in accordance with Rider #1. Upon a request for a revision in the scope of the Services under this Rider #1, Andersen shall submit a proposal describing the impact of such revisions in scope on the fees and expenses.

This fee is based on Client fulfilling the Client Responsibilities and Assumptions described in this Rider #1.


The payment schedule will be as ordered by the Bankruptcy Court.


REVISION OF SCOPE

In the event either party seeks additions, deletions, or modifications to the scope or nature of the Services described in this Rider #1, Andersen shall prepare an additional rider to the February 1, 2001, Arrangement Letter outlining such additions, deletions or modifications to the scope or nature of the Services and provide such rider to Client for its review. Andersen shall have no obligation to begin performing any such scope change until such rider has been signed by both parties.

MISCELLANEOUS

If any term or provision of this Agreement is determined to be illegal or unenforceable, such term or provision shall be deemed stricken, and all other terms and provisions shall remain in full force and effect.

This Agreement may not be assigned or otherwise transferred without the prior express written consent of the other party. Andersen may assign this Agreement to an affiliate of its international organization or use subcontractors to provide Services.

No term of this Agreement shall be deemed waived, and no breach of this Agreement excused, unless the waiver or consent is in writing signed by the party granting such waiver or consent.

Mr. Larry Singleton
December 5, 2001
Page 10 of 10


Notwithstanding the completion of the Services or termination of this Agreement, the parties shall continue to be bound by those provisions of this Agreement which by their nature survive such completion or termination.

We appreciate the opportunity to be of service to you and look forward to working with you on this challenging project. You can be assured that it will receive our close attention. Please indicate your agreement to these arrangements by signing and returning to Andersen the enclosed copy of this Agreement.

Very truly yours,

ARTHUR ANDERSEN LLP

   /s/ Tom Eiselt

By:
     Thomas D. Eiselt


Acknowledged and accepted:

Safety-Kleen Corp.

By:      /s/ Larry W. Singleton
        -------------------------------------
Title:  CFO
        -------------------------------------
Date:    1-8-2002
        -------------------------------------